Exhibit 10.1

SEVENTEENTH AMENDMENT TO REVOLVING
CREDIT AND SECURITY AGREEMENT
This SEVENTEENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of March 19, 2018 by and among VIRCO MFG. CORPORATION, a Delaware corporation (“VMC”), VIRCO INC., a Delaware corporation (“Virco”, and together with VMC, “Borrowers” and, each individually, a “Borrower”), the financial institutions from time to time party to the Credit Agreement (as defined below) as lenders (collectively, “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent for Lenders (PNC, in such capacity, “Agent”), with respect to the following:
RECITALS
WHEREAS, Borrowers, Lenders and Agent have previously entered into that certain Revolving Credit and Security Agreement, dated as of December 22, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”).
WHEREAS, Borrowers have requested that Lenders and Agent (a) increase the Maximum Revolving Advance Amount, (b) extend the Term of the Credit Agreement and (c) amend the Credit Agreement in certain respects, which Lenders and Agent are willing to do on the terms and subject to the conditions contained in this Amendment.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Loan Documents and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENTS
A.Definitions Incorporated. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Credit Agreement, as amended hereby.
B.Recitals. The Recitals above are incorporated herein as though set forth in full and Borrowers stipulate to the accuracy of each of the Recitals.
C.Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
1.Amendments to Section 1.2 of the Credit Agreement. Section 1.2 of the Credit Agreement is hereby amended as follows:
(a)The following new definitions are hereby added to Section 1.2 of the Credit Agreement in proper alphabetical order to read as follows:
‘“Maximum Revolving Advance Availability’ means, as of any date of determination, the lesser of (a) the Maximum Revolving Advance Amount, minus the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, or (b) the Formula Amount.
‘“Seventeenth Amendment’ means the Seventeenth Amendment to Revolving Credit and Security Agreement dated as of March 19, 2018 among Borrowers, the Lenders party thereto and Agent.”
‘“Seventeenth Amendment Effective Date’ means March 19, 2018.”
(b)The definition of “Applicable Margin” in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
‘“Applicable Margin’ shall mean, as of any date of determination, the number of percentage points set forth below opposite the level then in effect, it being understood that the Applicable Margin for (i) Advances that are Domestic Rate Loans shall be the percentage set forth under the column “Domestic Rate Loans” and (ii) Advances that are Eurodollar Rate Loans shall be the percentage set forth under the column “Eurodollar Rate Loans”:

Level	EBITDA (measured fiscal year to date)	Domestic Rate Loans		Eurodollar Rate Loans
		Revolving Advances	EquipmentLoans	Revolving Advances	EquipmentLoans
I	Less than or equal to (negative $4,000,000)	1.50	1.00	2.50	2.00
II	Greater than (negative $4,000,000), but less than or equal to $6,100,000	1.25	1.00	2.25	2.00
III	Greater than $6,100,000, but less than or equal to $8,600,000	1.00	1.00	2.00	2.00
IV	Greater than $8,600,000, but less than or equal to $13,000,000	0.75	1.00	1.75	2.00
V	Greater than $13,000,000	0.50	1.00	1.50	2.00
Each Applicable Margin set forth above shall be adjusted, to the extent applicable, five (5) Business Days after Parent shall have delivered Agent copies of its annual or quarterly financial statements, together with a Compliance Certificate, in each case, pursuant to Section 9.7 or 9.8 (containing the calculation of the EBITDA for the applicable measurement period set forth therein). If VMC shall fail to deliver such financial statements and Compliance Certificate within the time periods set forth for such delivery in Section 9.7 or 9.8, as applicable, Agent may, if it elects by notice to the Borrowing Agent (provided, that no notice shall be required if an Event of Default has occurred under Section 10.6 or an event described in Section 11.1(a)(iii) has occurred), adjust the Applicable Margins to the highest (i.e., most expensive) Level over the then current Level until five (5) Business Days following the delivery of such financial statements and Compliance Certificate, following which the Applicable Margin shall thereafter be determined in accordance with the information set forth in such Compliance Certificate. In the event Agent disputes the calculations or results of any such certificate, the Applicable Margin shall not be adjusted until such dispute is resolved. If Agent reasonably determines that the EBITDA calculation contained in any Compliance Certificate delivered pursuant to Section 9.7 or 9.8 hereof was inaccurate at any time prior to the payment in full of all of other Obligations and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin actually applied for such period, then (x) VMC shall promptly deliver to Agent a correct Compliance Certificate for such period, (y) the Applicable Margins shall be determined as if the correct Applicable Margins (as set forth in the table above) were applicable for such period, and (z) Borrowers shall promptly deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such period.”
(c)The definition of “Availability” in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows;
‘“Availability’ means (a) the Maximum Revolving Advance Availability, minus (b) the aggregate amount of all outstanding Revolving Advances.”
(d)The definition of “Inventory Sublimit” in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
‘“Inventory Sublimit” means (a) during the period commencing on December 1 of each fiscal year of VMC and ending on January 31 of the next fiscal year, $30,000,000, (b) during the period commencing on February 1 of each fiscal year of VMC and ending on August 31 of such fiscal year, $33,000,000, (c) during the period commencing on September 1 of each fiscal year of VMC and ending on October 31 of such fiscal year, $20,000,000 and (c) during the period commencing on November 1 of each fiscal year of VMC and ending on the last day of November in such fiscal year, $12,500,000.”
(e)The definition of “Maximum Revolving Advance Amount” in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

‘“Maximum Revolving Advance Amount’ means (a) during the period commencing on February 1 of each fiscal year of VMC and ending on September 30 of such fiscal year, $60,000,000, (b) during the period commencing on October 1 of each fiscal year of VMC and ending on November 30 of such fiscal year, $40,000,000 and (c) during the period commencing on December 1 of each fiscal year of VMC and ending on the last day of January in such fiscal year, $30,000,000.”
(f)    Clause (t) of the definition of “Permitted Encumbrances” in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(t) the Conway Mortgage, subject to the Conway Mortgagee Waiver Agreement (it being understood and agreed that except for the Conway Mortgage and the Liens described in the foregoing clauses (a), (b), (f) and (i) of this definition of “Permitted Encumbrances” no other Lien shall be permitted to exist on or with respect to the Conway Property).”
2.Amendments to Section 2.1(a) of the Credit Agreement. Clauses (ii) and (iii) of Section 2.1(a) of the Credit Agreement are hereby amended and restated in their entireties to read as follows:
“(ii) up to the lesser of (A) 60%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory (“Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”), (B) 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its discretion, reasonably exercised) or (C) the applicable Inventory Sublimit (provided, that (A) the amount of Eligible ATS Inventory included in this clause (ii) shall not exceed $10,000,000 and (B) the amount of Eligible Work In Process Inventory included in this clause (ii) shall not exceed $1,000,000), plus
(iii) with respect to each fiscal year of Borrowers, during the respective period set forth below for such fiscal year, the amount applicable to such period

Period	Amount
December	$8,000,000
January	$9,000,000
February	$11,000,000
March	$14,000,000
April	$14,000,000
May	$14,000,000
June	$14,000,000
July	$11,000,000
August 1 through 31	$8,000,000

minus”

For the avoidance of doubt, except as amended under this Section 2, Section 2.1 of the Credit Agreement remains in full force and effect.
3.Amendment to Section 2.2X(iii) of the Credit Agreement. Section 2.2X(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(iii) Equipment Loans shall be made available to Borrowers during the period commencing on the Fourteenth Amendment Date and ending on June 30, 2018 (the “Borrowing Period”). At the end of the Borrowing Period, Agent shall calculate the aggregate principal balance of all then outstanding Equipment Loans, which amount shall amortize in equal and consecutive monthly installments of principal, based on a three (3) year amortization schedule, the first of which installments shall be due and payable on the first day of the next month after the end of the Borrowing Period, and the remaining installments of which shall be due and payable on the first day of each month thereafter (the amount of each such monthly installment, the “Borrowing Period Monthly Installment”), provided, however, that the aggregate principal balance of all Equipment Loans, together with all accrued and unpaid interest thereon, and all unpaid fees, costs and expenses payable hereunder in connection therewith, shall be due and payable in full upon the expiration of the Term, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement. Equipment Loans shall be evidenced by one or more secured promissory notes (collectively, the “Equipment Note”) in substantially the form attached hereto as Exhibit 2.2X. The Equipment Loans may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrowing Agent may request and interest is payable as set forth in Section 3.1; and in the event that Borrowers desire to obtain or extend any Equipment Loan (or any portion thereof) as a LIBOR Rate Loan or to convert any Equipment Loan (or any portion thereof) from a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Section 2.2(a) and (b) and the provision of Sections 2.2 shall apply.”
For the avoidance of doubt, except as amended under this Section 3, Section 2.2X of the Credit Agreement remains in full force and effect.
4.Amendment to Section 4.10 of the Credit Agreement. Section 4.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“4.10 Inspections and Appraisals. Agent and each Lender shall have access to and the right to audit, check, inspect and, subject to applicable confidentiality restrictions, make abstracts and copies from each Credit Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Credit Party’s business (each, a “Field Exam”). Agent and its agents may enter upon any premises of any Credit Party at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Credit Party’s business. Agent shall have the right to obtain appraisals of the Collateral through one or more appraisers acceptable to Agent at any time and from time to time and the Credit Parties agree to reimburse Agent for all charges, costs and expenses of Agent in connection therewith, subject to the reimbursement provisions of Section 16.9 hereof. Without limiting the foregoing, Agent shall have the right to conduct desktop appraisals from time to time as Agent may determine.”

5.Amendment to Section 6.5(b) of the Credit Agreement. Section 6.5(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(b) Fixed Charge Coverage Ratio. Commencing with the consecutive four fiscal quarter period of Borrowers ending October 31, 2018, cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 measured as of the end of each fiscal quarter of Borrowers.”
6.Amendment to Section 6.5(c) of the Credit Agreement. Section 6.5(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(c) Minimum EBITDA. Cause to be maintained, for the applicable consecutive fiscal month period ending as of the applicable fiscal month end set forth below, EBITDA as of such fiscal month end of not less than the amount set forth opposite the respective fiscal month period below:

Fiscal Month Period and Fiscal Month End	EBITDA
Three consecutive fiscal months ending April 30, 2018	$(3,767,000)
Six consecutive fiscal months ending July 31, 2018	$6,402,000

7.Amendment to Section 7.6 of the Credit Agreement. Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures (a) in the 2017 fiscal year, in an aggregate amount for all Borrowers in excess of $7,400,000 (provided that such amount shall exclude the aggregate purchase price of the Conway Real Property in the amount of $7,200,000), and (b) in the 2018 fiscal year, or any fiscal year thereafter, in an aggregate amount for all Borrowers in excess of $8,000,000. The limitation on the amount of Capital Expenditures which may be made in any fiscal year pursuant to the terms contained in this Section shall apply to Capital Expenditures financed with Equipment Loans.
8.Amendment to Section 7.7(d) of the Credit Agreement. Section 7.7(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(d) Borrowers may make Restricted Payments to any Person that owns an Equity Interest in any Borrower so long as (i) such Restricted Payments shall not exceed $2,000,000 in the aggregate during any fiscal year; provided, that no more than $235,000 in Restricted Payments shall be made during each of (A) the three month period ending July 31, 2018, and (B) the three month period ending October 31, 2018; (ii) no Default or Event of Default shall have occurred or be continuing, and (iii) no Default or Event of Default shall result from any such Restricted Payment; provided, further that for any Restricted Payment to be made during the three month period beginning February 1, 2018 and ending April 30, 2018 and during each applicable period ending after October 31, 2018, Borrowers must show pro forma compliance with the Fixed Charge Coverage Ratio of not less than 1.10:1.00 for the most recent twelve month period ending as of the fiscal quarter immediately preceding the date of any such Restricted Payment (giving pro forma effect to such Restricted Payment as if it had been made on such date) and furnish Agent a Compliance Certificate evidencing such pro forma compliance prior to the making of such Restricted Payment.”
For the avoidance of doubt, except as amended under this Section 8, Section 7.7 of the Credit Agreement remains in full force and effect.
9.Amendment to Section 7.21 of the Credit Agreement. Section 7.21 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“7.21 Clean Down. Commencing in calendar year 2018, during the period between October 1st and December 31st of each year, permit Revolving Advances in the aggregate to exceed $8,000,000 at any time for a period of 30 consecutive days during such period.”
10.Amendment to Section 13.1 of the Credit Agreement. Section 13.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Credit Party, Agent and each Secured Party, shall become effective on the date hereof and shall continue in full force and effect until March 19, 2023 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon not less than sixty (60) days’ nor more than ninety (90) days’ prior written notice upon payment in full of the Obligations (other than Inchoate Obligations). In the event this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee as set forth in the Fee Letter
11.Amendment to Section 16.9(f) of the Credit Agreement. Section 16.9(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(f) in connection with any inspections or appraisals conducted pursuant to Section 4.10, provided that (i) absent the occurrence and continuation of an Event of Default and so long as the trailing 90-day average Availability shall exceed 17.5% of the then applicable Maximum Revolving Advance Availability, only one Field Exam during any 12 month period following the Seventeenth Amendment Effective Date shall be at the expense of Borrowers (it being understood that should the trailing 90-

day average Availability at any time be less than 17.5% of the then applicable Maximum Revolving Advance Availability, such additional Field Exams as Agent may conduct pursuant to Section 4.10 shall be at the expense of Borrowers) and (ii) absent the occurrence and continuation of an Event of Default only one machinery and equipment collateral appraisal (excluding desk top appraisals) during any successive 24 month period following the Seventeenth Amendment Effective Date shall be at the expense of Borrowers.”
D.Conditions Precedent. The obligations of Agent and Lenders hereunder, and this Amendment, will be effective on the date (the “Seventeenth Amendment Effective Date”) of satisfaction of each of the following conditions precedent, each in a manner in form and substance acceptable to Agent:
1.Amendment. Borrowers shall have delivered to Agent an executed original of this Amendment;
2.Third Amended and Restated Revolving Credit Note. Borrowers shall have delivered to Agent an executed original of a Third Amended and Restated Revolving Credit Note;
3.Amendment to Fee Letter. Borrowers shall have delivered to Agent an executed original of an Amendment to Fee Letter;
4.Representations and Warranties. The representations and warranties contained herein and in the Credit Agreement shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date, in which case each such representation and warranty shall be true and correct in all material respects as of such specific date;
5.No Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing; and
6.Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be satisfactory in form and substance to Agent and its counsel.
E.Representations and Warranties. To induce Lenders and Agent to enter into this Amendment, each Borrower represents and warrants to Lenders and Agent as of the date hereof as follows:
1.Such Borrower has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder. This Amendment has been duly executed and delivered by such Borrower and the Credit Agreement, as amended by this Amendment constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Amendment (i) are within such Borrower’s powers, have been duly authorized by all necessary company action, are not in contravention of law or the terms of such Borrower’s by-laws, certificate of incorporation, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, (ii) will not conflict with or violate any law or regulation, or any judgment, order, writ, injunction or decree of any court or Governmental Body, (iii) will not require the Consent of any Governmental Body or any other Person, except those Consents which will have been duly obtained, made or compiled prior to date hereof and which are in full force and effect, and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any material agreement, charter document, instrument, by-law or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.
2.After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct in all material respects except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case each such representation and warranty is true and correct in all material respects as of such specific date, and no Default or Event of Default has occurred and is continuing.
F.Reaffirmation. Except as specifically modified by this Amendment, the Credit Agreement and the other Loan Documents remain in full force and effect in accordance with their respective terms and are hereby ratified, reaffirmed and confirmed by Borrowers.
G.Events of Default. Any failure to comply with the terms of this Amendment will constitute an Event of Default under the Credit Agreement.

H.Integration. This Amendment, together with the Credit Agreement and the Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
I.Severability. If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
J.Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or Lenders to amend or otherwise modify any of the provisions of the Credit Agreement and this Amendment shall have no binding force or effect until the Sixteenth Amendment Effective Date.
K.Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other similar form of electronic transmission (e.g., via .pdf) shall be deemed to be an original signature hereto.
L.Governing Law. This Amendment is a Loan Document and is governed by the Applicable Law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance on, among other things, Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other Applicable Law.
M.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Borrowers, Lenders, Agent, and all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of Agent.
N.Attorneys’ Fees; Costs. Borrowers agree to promptly pay, upon written demand, all reasonable and documented attorneys’ fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled.
O.Jury Waiver; California Judicial Reference. Without limiting the applicability of any other provision of the Credit Agreement, the terms of Article XII of the Credit Agreement, INCLUDING WITHOUT LIMITATION SECTION 12.3 regarding jury trial waiver and california judicial reference shall apply to this Amendment.
P.Total Agreement. This Amendment, the Credit Agreement, and the other Loan Documents contain the entire understanding among Borrowers, Lenders and Agent and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties, or guarantees not herein contained and hereinafter made have no force and effect unless in writing, signed by Borrowers’ and Agent’s respective officers. Neither this Amendment nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled, or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Amendment and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Amendment.
[Remainder of Page Intentionally Left Blank]
Signature Page to Seventeenth Amendment to Revolving Credit and Security Agreement [Virco]
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.
VIRCO MFG. CORPORATION,
a Delaware corporation, as a Borrower

By:    /s/ Robert E. Dose

Name:	Robert E. Dose

Title:	Senior Vice President Finance
VIRCO INC.,
a Delaware corporation, as a Borrower
By:    /s/ Robert E. Dose

Name:	Robert E. Dose
Title:    Senior Vice President Finance

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By:    /s/ Christopher S. Calice

Name:	Christopher S. Calice
Title:      Vice President